July 12, 2024

VIA EMAIL

Yorkville Advisors Global

1012 Springfield Avenue

Mountainside, New Jersey 07092

Attention: David Fine, Esq.

Re: MSP Recovery, Inc. Pre-Paid Advance Monthly Payments

Dear Mr. Fine:

At the close of Primary Market trading on July 11, 2024, the daily VWAP for MSP Recovery, Inc. (NASDAQ: LIFW) was below the Floor Price as defined in the Exchangeable Promissory Notes (“Notes”) issued to YA II PN, Ltd. (“Yorkville”) pursuant to the Standby Equity Purchase Agreement dated November 14, 2023 (the “SEPA”) by and between Yorkville and MSP Recovery, Inc. (“MSP”), for ten consecutive Trading Days, resulting in a Floor Price Trigger pursuant to the Notes.

Pursuant my call with Matthew Beckman, this letter serves to memorialize Yorkville’s agreement that the Monthly Payment, as set forth in Section (1)(c) of the Notes, would be due from MSP no sooner than the Trading Day that occurs two months after the Trigger Event, or for the sake of clarity, September 11, 2024. In addition, Yorkville acknowledges that, pursuant to Section 12(t) of the Notes, that MSP may reduce the Floor Price to any amount, as set forth in a written notice to Yorkville; provided that such reduction shall be irrevocable and shall not be subject to increase thereafter.

Thank you for your flexibility. Please feel free to contact me if you have any questions.

Sincerely,

________________________

Name: Ricardo Rivera

Title: Chief Operating Officer

Acknowledged and agreed:

YA II PN, Ltd.

By: Yorkville Advisors Global, LP

Its: Investment Manager

By: Yorkville Advisors Global II, LLC

Its: General Partner

By:

_____________________

Name: Matthew Beckman

Title: Member